Exhibit 23

KPMG LLP
One Financial Plaza
Hartford, CT 06103-4103

We consent to incorporation by reference in the Registration Statements (Nos. 333-116371 and 333-66183) on Form S-8 and (No. 333-127649) on Form S-4 of Kaman Corporation of our report dated March 1, 2007, with respect to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appear in the December 31, 2006 Annual Report on Form 10-K of Kaman Corporation.

Our report dated March 1, 2007 contains an explanatory paragraph that states that the Company changed its method of accounting for share-based payments and defined benefit plans as of January 1, 2006 and December 31, 2006, respectively.

/s/ KPMG

Hartford, Connecticut
March 1, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative